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                                                                    Exhibit 11.1

                              Visual Networks, Inc.

                  Calculation of Income (Loss) Per Common Share
                                   (unaudited)
               (In thousands, except for share and per share data)

                                                                                           For the three months ended March 31,
                                                                                         ----------------------------------------
                                                                                             1998                        1997
                                                                                         ------------                ------------
Adjustments to net income (loss):
        Net income (loss) ....................................................                 $1,005                     ($1,390)
        Preferred dividend and accretion .....................................                   (142)                       (364)
                                                                                         ------------                ------------
              Net income (loss) applicable to common shareholders ............                   $863                     ($1,754)
                                                                                         ============                ============


Weighted average share calculation:
        Basic weighted average shares outstanding:
           Average number of shares of common stock
              outstanding during the quarter .................................              3,063,320                   2,834,538
           Conversion of preferred stock (1) .................................              5,656,392                           -
           Sale of common stock at Initial Public Offering (2) ...............              2,146,667                           -
                                                                                         ------------                ------------
              Basic weighted average shares outstanding ......................             10,866,379                   2,834,538
        Diluted weighted average shares outstanding:
           Treasury stock effect of options (3) ..............................              1,587,888                           -
           Conversion of preferred stock (3) and (4) ........................               4,949,343                           -
                                                                                         ------------                ------------
              Diluted weighted average shares outstanding ....................             17,403,610                   2,834,538
        Pro Forma diluted weighted average shares outstanding
           Conversion of preferred stock .....................................                      -                  10,605,735
                                                                                        -------------                ------------
              Pro forma diluted weighted average shares outstanding ..........             17,403,610                  13,440,273
                                                                                         ============                ============

Income (loss) per common share:
        Basic income (loss) per share (5) ....................................                  $0.08                      ($0.62)
                                                                                         ============                ============
        Diluted income (loss) per share (6) ..................................                  $0.06                      ($0.62)
                                                                                         ============                ============
        Pro forma income (loss) per share (7) ................................                  $0.06                      ($0.10)
                                                                                         ============                ============

(1) Series A convertible preferred stock and Series B, C, D and E redeemable convertible preferred stock were converted into 485,890 and 10,119,845 shares of common stock, respectively, concurrent with the Company's February 1998 initial public offering ("IPO").

(2) 4,025,000 shares of common stock were sold by the Company in its February 1998 IPO.

(3) Treasury stock effect of options and conversion of preferred stock are not included in the calculation of fully diluted weighted average shares outstanding for the three months ended March 31, 1997 as their effect would be anti-dilutive.

(4) This represents the effect of Series A convertible preferred stock and Series B, C, D and E redeemable convertible preferred stock that were converted into 485,890 and 10,119,845 shares of common stock, respectively, concurrent with the Company's February 1998 IPO.

(5) Basic income (loss) per share is calculated by dividing net income (loss) applicable to common shareholders by the basic weighted average shares outstanding.

(6) Diluted income (loss) per share is calculated by dividing net income (loss) applicable to common shareholders by the diluted weighted average shares outstanding.

(7) Pro forma diluted income (loss) per share is calculated by dividing net income (loss) by pro forma weighted average shares outstanding.